               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 FILETEK, INC.

          (UNDER SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAW)

                   (AMENDED AND RESTATED AS OF JUNE 17, 1998)


         FILETEK, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         FIRST: The name of the corporation is FileTek, Inc. FileTek, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 10, 1984.

         SECOND: Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been adopted and approved by the Directors and Stockholders of FileTek, Inc., notice to stockholders having been given as required by Section 228(d) of the General Corporation Law of the State of Delaware, and hereby restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         THIRD: The text of the corporation's Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                                 FILETEK, INC.

         FIRST: The name of the corporation (herein referred to as the "corporation") is FileTek, Inc.

SECOND: The location of the Registered Office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name and address of its Registered Agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: Capital Stock.

1.       Classes of Stock.

1. The total number of all shares of all classes of capital stock which the corporation shall be authorized to issue is 36,900,000 shares, consisting of 25,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock") and 11,900,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). The Board of Directors shall have the full authority permitted by law to fix by resolution the number of shares constituting each series of capital stock and such voting rights, powers, preferences, privileges, limitations, options, conversion rights, and relative participating or other special rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock or any series thereof that may be desired and that have not been fixed in this Certificate of Incorporation.

2. The Common Stock and Preferred Stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors, and any and all shares so issued, when the full consideration for which as fixed by the Board of Directors has been paid or delivered, shall be deemed fully paid and nonassessable.

3. No holder of Common Stock of the corporation shall be entitled, as such, as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of Common Stock of the corporation or any securities of the corporation convertible into, or evidencing the right to purchase shares of Common Stock whether now or hereafter authorized, or whether issued for cash, property or services, or by way of dividend.

1. Preferred Stock. There shall be two classes of currently designated Preferred Stock, which shall consist of 4,500,000 shares of Preferred Stock hereby designated Series A Preferred Stock and 2,400,000 shares of Preferred Stock hereby designated as Series B Preferred Stock (the "Designated Preferred Stock"). As provided herein, Series A Preferred Stock shall be superior in rights and preferences to Series B Preferred Stock and to the Common Stock. As provided herein, Series B Preferred Stock shall be subordinate in rights and preferences to Series A Preferred Stock but shall be superior in rights and preferences to the Common Stock.

         The relative rights, preferences, privileges and restrictions relating to the Series A Preferred Stock and the Series B Preferred Stock are as set forth below:

                 1.   Dividend Rights.

1. When and if dividends are declared by the Board of Directors, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends prior and in preference to any payment of any dividend on any other outstanding shares of the corporation's capital stock, including Series B Preferred Stock, in an amount equal to any and all dividends declared on any other outstanding shares of the corporation, whenever funds are legally available therefor and such dividend shall be payable when and as declared by the Board of Directors.

2. When and if dividends are declared by the Board of Directors, the holders of Series B Preferred Stock shall be entitled to receive dividends prior and in preference to any payment of any dividend on any other outstanding shares of the corporation's capital stock, with the exception of Series A Preferred Stock, in an amount equal to any and all dividends declared on any outstanding shares of the corporation, whenever funds are legally available therefor and such dividend shall be payable when and as declared by the Board of Directors.

3.       Subject to the above limitations and to the provisions of Section B.6
(a) through (f) of this Article Fourth, dividends may be paid on the Common Stock or any other junior shares out of any funds legally available for such purpose when and as declared by the Board of Directors. The term "junior shares" shall mean any class or series of stock, including Series B Preferred Stock, junior to the Series A Preferred Stock as to dividends and the distribution of assets upon liquidation, dissolution, bankruptcy, reorganization or other insolvency proceeding, or upon the winding up of the corporation.

                 2.   Liquidation Preference.

                 (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of shares of the capital stock of the corporation other than Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $5.00 for each outstanding share of Series A Preferred Stock and
(ii) all previously declared but unpaid dividends on each share of Series A Preferred Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder. The holders of Series A Preferred Stock may, upon receipt of notice regarding any liquidation, dissolution or winding up of the corporation and prior to the effectiveness thereof, elect to convert any or all of their respectively owned shares of Series A Preferred Stock into an equal number of shares of Common Stock (subject to adjustment in accordance with Section B.4(c) of this Article Fourth), in which case the shares so converted would not participate in the liquidation preference described herein, but would participate in the distribution of the assets of the corporation pro rata with all other shares of the Common Stock of the corporation issued and outstanding at such time, to the extent that such assets remain after giving effect to this Section B.2 (a) and Section B.2 (b) of this Article Fourth.

                 (b) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, after giving effect to Section B.2(a) of this Article Fourth, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of shares of the capital stock of the corporation other than Series A Preferred Stock or Series B Preferred Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $5.00 for each outstanding share of Series B Preferred Stock and (ii) all previously declared but unpaid dividends on each share of Series B Preferred Stock. If upon the occurrence of such event, and after giving effect to Section B.2(a) of this Article Fourth, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder. The holders of Series B Preferred Stock may, upon receipt of notice regarding any liquidation, dissolution or winding up of the corporation and prior to the effectiveness thereof, elect to convert any or all of their respectively owned shares of Series B Preferred Stock into an equal number of shares of Common Stock (subject to adjustment in accordance with Section B.4(c) of this Article Fourth), in which case the shares so converted would not participate in the liquidation preference described herein, but would participate in the distribution of the assets of the corporation pro rata with all other shares of the Common Stock of the corporation issued and outstanding at such time, to the extent that such assets remain after giving effect to Section B.2(a) of this Article Fourth and this Section B.2(b).

                 (c) A consolidation, merger or share exchange by the corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of by the corporation, shall be deemed, with relation to the Series A Preferred Stock, to be a liquidation, dissolution or winding up within the meaning of this Section B.2, if the holders of more than 50% of the Series A Preferred Stock outstanding immediately prior to such transaction elect to have such transaction treated as a liquidation.

                 (d) A consolidation, merger or share exchange by the corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of by the corporation, shall be deemed, with relation to the Series B Preferred Stock, to be a liquidation, dissolution or winding up within the meaning of this Section B.2, if (i) the holders of more than 50% of the Series B Preferred Stock outstanding immediately prior to such transaction elect to have such transaction treated as a liquidation and (ii) the holders of more than 50% of the Series A Preferred Stock outstanding immediately prior to such transaction concur and elect to have such transaction treated as a liquidation for the purposes of this Section B.2.(d) of this Article Fourth.

         3. Redemption.  The Series A Preferred Stock is not redeemable.
The Series B Preferred Stock may be redeemed, at the option of the corporation, at any time after January 1, 1993 provided that such redemption of Series B Preferred Stock is approved by a two-thirds (2/3rds) vote of the issued and outstanding shares of Series A Preferred Stock. The redemption price for shares of Series B Preferred Stock shall be equal to $5.00 per share, plus the sum of (i) any and all accrued dividends thereon and (ii) a redemption premium equal in amount to $0.50 per share per year beginning January 1, 1990, pro-rated to the date of redemption. In the event that the corporation determines to redeem Series B Preferred Stock, the corporation shall provide the holders of such stock with written notice, by certified mail, not less than thirty (30) days prior to the date of such redemption, and upon receipt of such notice, each holder of the Series B Preferred Stock may elect to convert any or all such shares, respectively held, into an equal number of shares of Common Stock.

       4. Conversion. The Designated Preferred Stock shall be convertible into Common Stock only as follows (the "Conversion Rights"):

                 (a)  Time of Conversion.

                      (i) Each share of Series A Preferred Stock shall, at any time after the date of issuance, be automatically converted into shares of Common Stock in accordance with the provisions of subsection B.4 (a)(i) of this Article Fourth, immediately upon the consummation of the corporation's sale of its Common Stock in a firmly underwritten public offering of Common Stock pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (or any equivalent successor form), the public offering price of which is not less than $8.00 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) and the net proceeds to the corporation from which are not less than $15 million ("Offering").

                      (ii) Each share of Series A Preferred Stock to be automatically converted as set forth in Section B.4 (a)(i) of this Article Fourth, shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.00 by the Conversion Price at the time in effect for such share. The conversion price per share for shares of Series A Preferred Stock (the "Conversion Price") initially shall be $5.00 (before reflecting the split of the corporation's outstanding Common Stock in the form of a dividend declared by the corporation's Directors on June 12, 1998); provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in Section B.4 (c) of this Article Fourth.

                      (iii) Each share of Series B Preferred Stock shall, at any time after the date of issuance of such shares, be automatically converted into one (1) fully paid and non assessable share of Common Stock immediately upon the consummation of the corporation's sale of its Common Stock in an Offering; provided, however, that the number of shares of Common Stock into which each share of Series B Preferred Stock shall be converted shall be adjusted, as provided in Section B.4 (e) of this Article Fourth, to reflect any recapitalization of the Common Stock as described in Section B.4 (e) of this Article Fourth.

                          (iv) Upon conversion of any Designated Preferred
Stock, payment shall be made on account of all declared but unpaid dividends on such Designated Preferred Stock, provided that no such dividend shall be paid on any shares of Series B Preferred Stock so converted unless and until all declared but, at the time of such conversion of Series B Preferred Stock, unpaid dividends on the Series A Preferred Stock have paid to the holders of Series A Preferred Stock.

                 (b) Mechanics of Conversion. Immediately upon consummation of the Offering and automatic conversion pursuant to Section B.4(a) of this Article Fourth, each holder of Designated Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the offices of the corporation or of any transfer agent for the Designated Preferred Stock, and shall provide the corporation with the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Designated Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The certificate or certificates for the shares of Designated Preferred Stock so converted shall be received by the corporation, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                 (c)  Conversion Price Adjustment of Series A Preferred
Stock. Except as set forth in subsections B.4 (c) (v) of this Article Fourth, the Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

1. (A) If the corporation shall issue any Additional Stock (as defined below) for a consideration per share less than $5.00 (before reflecting the split of the corporation's outstanding Common Stock in the form of a dividend declared by the corporation's Directors on June 12, 1998), and if such per share issuance price is less than the then effective Conversion Price, the Conversion Price for all outstanding shares of the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price for such series equal to the per share issuance price of such Additional Stock.

                                  (B) No adjustment of the Conversion Price
for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or, if no such adjustment is made shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsection B.4 (c) (i) (E) (3) of this Article Fourth, no adjustment of such Conversion Price pursuant to this subsection B.4 (c) (i) (B) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                  (C) In the case of the issuance of Common
Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                  (D) In the case of the issuance of the
Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                                  (E) In the case of the issuance of options
to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock (including any new issuance of shares of Series B Preferred Stock other than the issuance of Series B Preferred Stock upon the Conversion of shares of Common Stock into Series B Preferred Stock as provided for in this Section B of this Article Fourth) or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                                  1.     The aggregate maximum number of
shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections B.4 (c) (i) (C) and B.4 (c) (i) (D)) of this Article Fourth, if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                                  2.     The aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections B.4 (c) (i) (C) and B.4 (c)
(i) (D) of this Article Fourth).

                                  3.     In the event of any change in the
number of shares of Common Stock deliverable or any change in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Series A Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights, or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

1. "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection B.4 (c) (i) (E) of this Article Fourth) by the corporation after June 29, 1989 other than:

                          (A) Common Stock issued pursuant to a transaction
described in subsection B.4 (c)(iii) of this Article Fourth,

                          (B) Common Stock issuable or issued to employees,
officers or directors of the corporation directly or pursuant to a stock option plan or agreement or restricted stock plan or agreement unanimously approved by the directors of the corporation at any time when the total number of shares of Common Stock so issuable or issued and outstanding (and not repurchased at cost by the corporation in connection with the termination of employment) does not exceed 3,990,000 (such number reflecting the split of the corporation's outstanding Common Stock in the form of a dividend declared by the corporation's Directors on June 12, 1998), or

                          (C) Common Stock issued or issuable upon
conversion of Preferred Stock.

1. In the event the corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection B.4 (c) (i) (E) of this Article Fourth.

2. If the number of shares of Common Stock outstanding at any time after June 29, 1989 is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such stock shall be decreased in proportion to such decrease in outstanding shares.

3. Notwithstanding the provision of this Section B.4 (c) of this Article Fourth to the contrary, the Conversion Price of the Series A Preferred Stock shall no longer be subject to the adjustment on the date on which there are no outstanding shares of Designated Preferred Stock, whichever first occurs.

                 (d) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidence of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not otherwise referred to herein, then, in each such case for the purpose of this Section B.4(d), the holders of the Designated Preferred Stock shall be entitled to a proportionate share of such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Designated Preferred Stock are convertible as of the record date fixed for the termination of the holders of Common Stock of the corporation entitled to receive each distribution.

                 (e) Recapitalizations. If at any time, or from time to time, there shall be a recapitalization of the Common Stock (other than a subdivision of stock, combination of stock or merger or sale of assets transaction provided for elsewhere in this Section B.4 or Section B.5 of this Article Fourth), including, without limitation, the split of the corporation's outstanding Common Stock in the form of a dividend declared by the corporation's Directors on June 12, 1998, provision shall be made so that the holders of the Designated Preferred Stock shall thereafter be entitled to receive upon conversion of the Designated Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B.4 with respect to the rights of the holders of the Designated Preferred Stock after the recapitalization to the end that the provisions of this Section B.4 shall be applicable after that event as nearly equivalent as may be practicable.

                 (f) No Impairment. The corporation will not, by further amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange dissolution, issuance or sale of securities or any other action, avoid or seek the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section B.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Designated Preferred Stock against impairment.

                 (g)  No Fractional Shares: Certificate as to Adjustments.

                          (i) No fractional shares shall be issued upon
conversion of the Designated Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                 (h) Notices of Record Date. In the event of any taking by corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, the corporation shall mail to each holder of Designated Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right.

                 (i) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Designated Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock, in addition to such other remedies as shall be available to the holder of such Designated Preferred Stock, the corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                 (j) Notices. Any notice required by the provisions of this Section B.4 to be given to the holders of shares of Designated Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the corporation.

         5. Voting Rights. Subject to Section B.6 of this Article Fourth, the holder of each share of Designated Preferred Stock shall have the right to one vote for each share of Common Stock into which such Designated Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of the Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

         6. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                 (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge, consolidate or engage in a share exchange with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 505 of the voting power of the corporation is disposed of;

                 (b) amend its Certificate of Incorporation so as (i) to authorize additional shares of Preferred Stock or (ii) to alter, change or affect the rights, preferences or privileges of the shares of Series A Preferred Stock;

                 (c) issue any Preferred Stock other than the Series A Preferred Stock or create any new series of Preferred Stock;

                 (d) do any act or thing which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code off 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

                 (e) issue any Additional Stock for a consideration less than the then applicable Conversion Price of the Series A Preferred Stock; provided, however, the corporation may issue pursuant to employee stock option purchase agreements and/or employee stock option agreements up to 3,990,000 shares of Common Stock for which the corporation made reservation as of June 12, 1998; or

                 (f) declare any dividend on any class or series of stock or repurchase shares of any class or series other than shares repurchased from directors, officers or employees pursuant to restricted stock purchase agreements.

         8. Status of Converted. In the event any shares of Designated Preferred Stock shall be converted pursuant to Section B.4 of this Article Fourth, the shares so converted shall be cancelled and shall not be issuable by the corporation, and the Certificate of Incorporation of the corporation shall be appropriately amended to affect the corresponding reduction in the corporation's authorized capital stock.

         C. Common Stock.

         1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

         2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the entire remaining assets of the corporation shall be distributed ratably among the holders of Common Stock in proportion to the amount of such stock owned by each such holder.

         3. Redemption.  The Common Stock is not redeemable.

         4. Voting Rights. Each holder of Common Stock shall have the right to one vote for each share of Common Stock held by such holder, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such other matters and in such manner as may be provided by law.

         FIFTH: The corporation is to have perpetual existence.

         SIXTH: The Board of Directors of the corporation shall have the power to make, alter and repeal the Bylaws of the corporation, subject to the reserved power of the stockholders to make, alter and repeal the Bylaws.

         SEVENTH: Unless otherwise provided in the Bylaws of this corporation, elections of directors need not be by written ballot.

         EIGHTH: Each person who at any time is or shall have been a director or officer of this corporation, and who is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of this corporation or served at the request of this corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against, and may be advanced, the expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding to the fullest extent provided under
Section 145 of the General Corporation Law of the State of Delaware, as the same shall be amended or supplemented from time to time, or any successor statute. The foregoing right of advancement and indemnification shall in no way be exclusive of any rights of advancement or indemnification, or any other rights, to which such director, officer, employee or agent may be entitled under any Bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

         If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware at that time in force. Any repeal or modification of this paragraph by the stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

         NINTH: A director may hold any office of profit in this corporation in conjunction with the office of director, and may enter into contracts or arrangements or have dealings with this corporation, and shall not be disqualified from the office of director thereby, nor shall he be liable to account to this corporation for any profit arising out of any such contracts, arrangements, or dealings to which he is party or in which he is interested by reason of his being at the same time a director of this corporation, regardless of whether he is present at or participates in the meeting of the Board of Directors, or a committee thereof, which authorizes any such contract or transaction, or whether his vote is counted for such purpose, provided that (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or
(ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

         TENTH: Any and all right, title, interest and claim in or to any dividends declared by this corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and is deemed to be extinguished and abandoned, and such unclaimed dividends in the possession of this corporation, its transfer agents or other agents or depositories shall at such time become the absolute property of this corporation, free and clear of any and all claims of any person whatsoever.

         ELEVENTH: Whenever the vote of the stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, in lieu of holding a stockholders' meeting, such action may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meting at which all shares entitled to vote thereon were present and voted.

         IN WITNESS WHEREOF, said FileTek, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by William C. Thompson, its Chief Executive Officer and authorized officer, and attested by William P. Loomis, its Secretary, as of this ________ day of June, 1998.


ATTEST:                                                 FileTek, Inc.


--------------------------------------
William P. Loomis                                       William C. Thompson
Secretary                                               Chief Executive Officer